Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CHINA INSONLINE CORP.", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF JANUARY, A.D. 2011, AT 6:01 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE SECOND DAY OF FEBRUARY, A.D. 2011, AT 9:30 O'CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

2182471 8100

110099888

AUTHENTICATION: 8530716

DATE: 01-31-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:05 PM 01/31/2011
FILED 06:01 PM 01/31/2011
SRV 110099888 - 2182471 FILE

CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
CHINA INSONLINE CORP.

The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**DGCL**") does hereby certify:

1. The name of the Corporation is CHINA INSONLINE CORP. (the "**Corporation**").

2. Article FOURTH of the Certificate of Incorporation of the Corporation (the "**Certificate of Incorporation**") is hereby amended by deleting Article FOURTH in its entirety and replacing it with the following:

"4. The aggregate number of shares of capital stock that the Corporation will have the authority to issue is one hundred million (100,000,000) shares of common stock, par value $0.001 per share (the "**Common Stock**").

(a) **Reverse Stock Split.** Without regard to any other provision of this Certificate of Incorporation, each 40 shares of Common Stock of the Corporation, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is automatically reclassified and changed (without any further act) into one (1) fully paid and nonassessable share of Common Stock of the Corporation without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares or scrip representing fractions of a share will be issued as a result of the reverse stock split, but, in lieu thereof, each fraction of a share that any stockholder would otherwise be entitled to receive as a result of the reverse stock split will be rounded up to the nearest whole share."

3. This amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. This amendment of the Certificate of Incorporation shall become effective at 9:30 a.m., Eastern time, on February 2, 2011.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 31st day of January 2011.

CHINA INSONLINE CORP.

By: ______________________
Name: Zhenyu Wang
Title: Chief Executive Officer